UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2018

FOUNDATION BUILDING MATERIALS, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-38009	81-4259606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2741 Walnut Avenue, Suite 200, Tustin, California		92780
(Address of Principal Executive Offices)		(Zip Code)

(714) 380-3127

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Redemption of Notes

On July 30, 2018, Foundation Building Materials, Inc. (the “Company”) submitted a conditional redemption notice (the “Redemption Notice”) to Wilmington Trust, N.A. (the “Trustee”) and holders (the “Holders”) of its outstanding 8.25% Senior Secured Notes due 2021 (the “Notes”) seeking to redeem all of the outstanding Notes on August 15, 2018, conditioned on the prior completion of a new $450.0 million term loan credit facility and asset-based loan (“ABL”) credit facility. The redemption date was August 15, 2018 (the “Closing Date”).

The redemption of the Notes is considered an extinguishment of debt for accounting purposes and any related unamortized deferred financing costs are expected to be recorded as interest expense in the third quarter 2018. The redemption price of the Notes is equal to 104.125% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the Closing Date.

New 2018 ABL Credit Agreement

In connection with the redemption of the Notes, on August 13, 2018, FBM Alpha LLC (“Alpha”), Foundation Building Materials Holding Company LLC, as the lead borrower (“Holdco”), the additional U.S. borrowers party thereto from time to time, the Canadian borrowers party thereto from time to time (collectively, the “ABL Borrowers”), the lenders party thereto from time to time, Bank of America, N.A., as administrative agent and collateral agent (the “ABL Agent”), and the other agents party thereto, entered into the ABL Credit Agreement (the “2018 ABL Credit Agreement”), including the exhibits and schedules thereto (collectively, the “2018 Revolving Credit Facility”).

The 2018 Revolving Credit Facility provides for senior secured revolving credit financing, including a U.S. revolving credit facility (the “U.S. Revolving Credit Facility”) of initially up to $375.0 million, a Canadian revolving credit subfacility of initially up to $75.0 million (the “Canadian Revolving Credit Subfacility”) and a “first-in-last-out” (“FILO”) subfacility in an amount of up to $25.0 million in amortizing loans (the “FILO Facility”), subject, in each case, to availability under the respective borrowing bases for each facility. The aggregate amount of the 2018 Revolving Credit Facility is $400.0 million. The 2018 Revolving Credit Facility will include a letter of credit subfacility, which permits up to $10.0 million of letters of credit under the U.S. Revolving Credit Facility (which may be denominated in U.S. Dollars) and up to the dollar equivalent of $5.0 million of letters of credit under the Canadian Revolving Credit Subfacility (which may be denominated in Canadian Dollars or U.S. Dollars). In addition, pursuant to the 2018 Revolving Credit Facility, up to $50.0 million in the case of the U.S. Revolving Credit Facility, and $10.0 million in the case of the Canadian Revolving Credit Subfacility, may be short-term borrowings upon same-day notice. The 2018 Revolving Credit Facility is scheduled to mature on August 13, 2023.

Obligations under the 2018 Revolving Credit Facility are secured by a first priority lien on the eligible trade accounts, eligible credit card receivables, eligible inventory, eligible qualifying equipment and eligible cash of the U.S. and Canadian loan parties (collectively, the “ABL Priority Collateral”) and a second priority lien on outstanding equity interests of Holdco and certain of its subsidiaries and all other tangible and intangible assets not constituting ABL Priority Collateral (collectively, the “Term Priority Collateral”).

The amount of available credit for each facility will change every month, depending on the amount of eligible trade accounts, eligible credit card receivables, eligible inventory, eligible qualifying equipment and eligible cash the U.S. and Canadian loan parties have available to serve as collateral. Generally, the U.S. Revolving Credit Facility and the Canadian Revolving Credit Subfacility will be limited to the sum of (a) 85% of eligible trade accounts (as defined in the 2018 Revolving Credit Facility), plus (b) 90% of eligible credit card accounts (as defined in the 2018 Revolving Credit Facility), plus (c) the lesser of (i) 75% of the value of the eligible inventory (as defined in the 2018 Revolving Credit Facility) and (ii) 85% of the net orderly liquidation value of the eligible inventory, plus (d) the lesser of (i) 85% of the net orderly liquidation value of eligible qualifying equipment and (ii) the amount obtained by multiplying (A) the amount obtained by dividing (x) the amount set forth in clause (c)(i) above by (y) the net book value of all eligible qualifying equipment as of the most recent annual appraisal, by (B) the net book value of eligible qualifying equipment (subject to amounts contributed to the borrowing base pursuant to this clause (d) being capped at the lesser of $50.0 million and 15% of the loan limit (as defined in the 2018 Revolving Credit Facility), plus (e) eligible cash (as defined in the 2018 Revolving Credit Facility), minus (f) any eligible reserves on the borrowing base (as defined in the 2018 Revolving Credit Facility). The FILO Facility will be limited to the sum of (a) 5% of the book value of eligible trade accounts (as defined in the 2018 Revolving Credit Facility) of each U.S. loan party (subject to such percentage being automatically reduced by 0.278% on each FILO amortization date (as defined in the 2018 Revolving Credit Facility)), plus (b) 10% of the value of eligible inventory (as defined in the 2018 Revolving Credit Facility) of each U.S. loan party (subject to such percentage being automatically reduced by 0.556% on each FILO amortization date (as defined in the 2018 Revolving Credit Facility)), minus (c) eligible reserves on the U.S. borrowing base. Available credit for each tranche will be calculated separately, and the borrowing base components are subject to customary reserves and eligibility criteria.

Borrowings under the 2018 Revolving Credit Facility will bear interest, at the Company’s option, at either an alternate base rate or Canadian prime rate, as applicable, plus an applicable margin (ranging from 0.25% to 0.75% pursuant to a grid based on average excess availability) or a London interbank offered rate (“LIBOR”) or Canadian CDOR rate (as defined therein), as applicable, plus an applicable margin (ranging from 1.25% to 1.75% pursuant to a grid based on average excess availability). Loans under the FILO Facility within the 2018 Revolving Credit Facility will bear interest at the same rate as the U.S. and Canadian tranches plus 50 basis points. In addition to paying interest on outstanding principal under the 2018 Revolving Credit Facility, the ABL Borrowers will be required to pay a commitment fee in respect of the unutilized commitments under the 2018 Revolving Credit Facility ranging from 0.250% to 0.375% per annum and determined based on average utilization of the 2018 Revolving Credit Facility (increasing when utilization is low and decreasing when utilization is high). The ABL Borrowers will also be required to pay customary letter of credit fees.

The 2018 Revolving Credit Facility also requires that if specified excess availability is less than the greater of 10% of the line cap (as defined in the 2018 Revolving Credit Facility) and $25.0 million, until such time as such specified excess availability is greater than or equal to the greater of 10% of the line cap and $25.0 million for a period of 20 consecutive days, Holdco shall comply with a minimum fixed charge coverage ratio of at least 1:1. In addition, the 2018 Revolving Credit Facility will contain negative covenants that restrict the Company and its restricted subsidiaries, including the ABL Borrowers, from, among other things, incurring additional debt, granting liens, entering into guarantees, entering into certain mergers, making certain loans and investments, disposing of assets, prepaying certain debt, declaring dividends, modifying certain material agreements, or changing the business they conduct.

The 2018 Revolving Credit Facility also contains certain customary representations and warranties, affirmative covenants and events of default, including among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the 2018 Revolving Credit Facility to be in full force and effect, and change of control. If such an event of default were to occur, the lenders under the 2018 Revolving Credit Facility would be entitled to take various actions, including the acceleration of amounts due under the 2018 Revolving Credit Facility and all actions permitted to be taken by a secured creditor.

The foregoing description does not purport to be complete and is qualified in its entirety by the terms and conditions of the 2018 Revolving Credit Facility, which is attached hereto as Exhibit 10.20 and incorporated herein by reference.

New 2018 Term Loan Credit Agreement

In connection with the redemption of the Notes, on August 13, 2018, the Company entered into a credit agreement by and among Alpha, Holdco, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto (the “2018 Term Loan Facility”). The 2018 Term Loan Facility provides senior secured debt financing in an aggregate principal amount of $450.0 million and the right, at the Company’s option, to request additional tranches of term loans. Availability of such additional tranches of term loans will be subject to the absence of any default, and, among other things, the receipt of commitments by existing or additional financial institutions. Borrowings under the 2018 Term Loan Facility will bear interest at Holdco’s option at either (a) a LIBOR rate determined by reference to the costs of funds for United States Dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 0.00%, plus an applicable margin of 3.25% (or 3.00% if the first lien net leverage ratio (as defined in the 2018 Term Loan

Facility) is no greater than 4.00 to 1.00) or (b) a base rate determined by reference to the highest of (1) the prime commercial lending rate published by Royal Bank of Canada as its “prime rate,” (2) the federal funds effective rate plus 0.50% and (3) a one-month LIBOR rate plus 1.0%, plus an applicable margin of 2.25% (or 2.00% if the first lien net leverage ratio (as defined in the 2018 Term Loan Facility) is no greater than 4.00 to 1.00). The Company will be required to make scheduled quarterly payments in an aggregate annual amount equal to 0.25% of the aggregate principal amount of the initial term loans made on August 13, 2018, with the balance due on August 13, 2025, seven years after the closing date for the initial term loans (as defined in the 2018 Term Loan Facility).

Obligations under the 2018 Term Loan Facility are secured by a first priority lien on all Term Priority Collateral (as defined in the 2018 Term Loan Facility) and a second priority lien on all ABL Priority Collateral (as defined in the 2018 Term Loan Facility).

The 2018 Term Loan Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict Alpha’s ability and the ability of its subsidiaries to incur additional indebtedness, pay dividends on its equity securities or redeem, repurchase or retire its equity securities or other indebtedness, make investments, loans and acquisitions, create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries, engage in transactions with its affiliates, sell assets, including equity securities of its subsidiaries, alter the business it conducts, consolidate or merge and incur liens.

The foregoing description does not purport to be complete and is qualified in its entirety by the terms and conditions of the 2018 Term Loan Facility, which is attached hereto as Exhibit 10.21 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Redemption of 8.25% Senior Subordinated Notes due 2021

Effective as of the Closing Date, Holdco and its wholly owned subsidiary, FBM Finance, Inc. (collectively, the “Issuers”), redeemed all of the approximately $575.0 million principal amount of the outstanding Notes at a redemption price equal to 104.125% of the principal amount of Notes being redeemed (plus accrued and unpaid interest up to, but not including, the Closing Date). The Issuers previously notified the Holders that they intended to redeem the Notes on the Closing Date.

The Issuers irrevocably deposited with the Trustee sufficient funds to fund the redemption of the Notes. As a result, the Issuers and the guarantors under the Notes were released from their respective obligations under the Notes and the indenture governing the Notes, effective as of the Closing Date.

2016 ABL Credit Facility

Effective as of the Closing Date, Alpha terminated its revolving commitments under its $300.0 million 2016 ABL credit facility, dated as of August 8, 2016, by and among Alpha, certain subsidiaries of Alpha from time to time party thereto, the lenders, and Goldman Sachs, as administrative agent for the lenders. Alpha provided notice to the administrative agent.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.20	ABL Credit Agreement dated as of August 13, 2018 among FBM Alpha LLC, as Holdings, Foundation Building Materials Holding Company LLC, as the Lead Borrower, the Additional U.S. Borrowers party thereto, the Canadian Borrowers party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, RBC Capital Markets, and Suntrust Robinson Humphrey, as Joint Lead Arrangers and Joint Bookrunners

10.21	Term Loan Credit Agreement dated as of August 13, 2018 among FBM Alpha LLC, as Holdings, Foundation Building Materials Holding Company LLC, as the Borrower, the Lenders party thereto and Royal Bank of Canada, as Administrative Agent, and RBC Capital Markets, Goldman Sachs Bank USA, Suntrust Robinson Humphrey, Inc. and Stifel Syndicated Credit LLC, as Joint Lead Arrangers and Joint Bookrunners

10.22	ABL Intercreditor Agreement dated as of August 13, 2018, among Bank of America, N.A., as ABL Agent, Royal Bank of Canada, as First Lien Term Loan Agent, Foundation Building Materials Holding Company LLC, as Lead Borrower, FBM Alpha LLC, as Holdings, the Subsidiaries of Holdings from time to time party hereto and each other party from time to time party hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUNDATION BUILDING MATERIALS, INC.

Date: August 17, 2018	By:	/s/ Richard Tilley
	Name:	Richard Tilley
	Title:	Vice President, General Counsel and Secretary